Exhibit 10.1

PRESS RELEASE

Magic Reports First Quarter 2015 Results with Non-GAAP Operating Income Increasing 5% Year over Year to $6.7 Million and Non-GAAP Operating Margin of 16.6%

Non-GAAP Net Income Increased 5% Year over Year to $5.2 Million

OR YEHUDA, Israel, May 11, 2015 /PRNewswire/ -- Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the quarter ended March 31, 2015.

Financial Highlights for the First Quarter Ended March 31, 2015

•	Revenues for the first quarter were $40.3 million compared to $40.9 million in the same period last year. Reported revenues were negatively impacted by the devaluation of the New Israeli Shekel, Euro and Japanese Yen against the U.S Dollar by 13%, 18% and 16%, respectively. Excluding the negative impact from foreign exchange rates erosion compared to the first quarter of 2014, revenues for the first quarter would have reflected an increase of 5% year over year to a record-breaking result of $42.8 million. Revenues for the first quarter 2015 do not reflect the revenues from our recent acquisition, which was announced in February and finalized in April 2015.

•	Non-GAAP operating income for the first quarter increased 5% to $6.7 million, compared to $6.4 million in the same period last year. Eliminating the impact of exchange rates erosion compared to the first quarter of 2014 (mainly resulting from the devaluation of the Euro and Japanese Yen versus the U.S Dollar), non-GAAP operating income would have reflected an increase of 14% year over year to a record-breaking result of $7.3 million. Non-GAAP operating margin increased by 100 basis points to 16.6%, up from 15.6% in same period last year. Operating income for the first quarter decreased to $5.8 million from $6.0 million in the same period last year.

•	Non-GAAP net income for the first quarter increased 5% to $5.2 million, or $0.12 per fully diluted share, compared to $5.0 million, or $0.12 per fully diluted share in the same period last year. Eliminating the impact of exchange rates erosion compared to the first quarter of 2014 (including the negative impact of devaluation of cash balances denominated mainly in Euros, Japanese Yen and New Israeli Shekels following the devaluation of foreign currencies against the US Dollar amounting to $0.9 million), non-GAAP net income would have reflected an increase of 23% year over year to a record-breaking result of $6.1 million, or $0.14 per fully diluted share. Net income for the first quarter decreased to $4.3 million from $4.5 million in the same period last year.

•	Operating cash flow for the quarter amounted to $9.0 million.

•	During the first quarter, in accordance with our semi-annual dividend distribution policy, Magic distributed a cash dividend of $0.081 per share (approximately $3.6 million in the aggregate) with respect to its 2014 second half results of operations. As of March 31, 2015, our total cash, cash equivalents and short-term investments amounted to $88.5 million.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said:

“We are pleased to report another solid quarter with increasing non-GAAP operating income and operating margin, demonstrating strong leverage in our business model. We would have reported record-breaking operating income and operating margin this quarter had it not been for the negative impact of foreign exchange rates. License sales are strong in all regions, reflecting growing market demand for our products. We continue to invest in our products to enable customers to benefit from the latest technologies, including in-memory computing, HTML5 and mobile.

We are confident in our growth strategy, remaining focused on profitable growth and enhancing our position with strategic acquisitions. We are on track to continue to create and deliver long-term shareholder value," added Bernstein.

Magic is providing the following guidance for its 2015 fiscal year:

Revenue between $166 million to $173 million for the full-year 2015, on a constant currency basis. This guidance, when measured based on 2014 foreign currency exchange rates, represents full year 2015 revenue of approximately $175 to $182 million, reflecting management growth expectations of between 7% to 11%.

Conference Call Details

Magic’s management will host an interactive conference today, May 11, at 10:00 am Eastern Time (7:00 am Pacific Time, 17:00 Israel Time). On the call, management will review and discuss the results, and will also be available to answer investors’ questions.

To participate, please call one of the following teleconferencing numbers. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, call the international dial-in number.

NORTH AMERICA: 1.888.668.9141

UK: 0 800 917 5108

ISRAEL: 03 918 0609

INTERNATIONAL: +972 3 918 0609

For those unable to listen to the live call, a replay of the call will be available for three months from the day after the call under the investor relations section of Magic’s website.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets;

•	In-process research and development capitalization and amortization;

•	Equity-based compensation expense;

•	Change in valuation of contingent consideration; and

•	The related tax effects of the above items.

Summary of Non-GAAP Financial Information

U.S. Dollars in thousands, except per share amounts

	Three months ended
	March 31,
	2015	2014
	Unaudited
Non-GAAP
Revenues	$40,336	$40,949
Gross profit	16,531	17,717
Operating income	6,704	6,408
Net income attributable to Magic Software shareholders	5,200	4,962
Basic earnings per share	0.12	0.13
Diluted earnings per share	0.12	0.12

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Forward Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements (although not all forward-looking statements include such words). These forward-looking statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in our Annual Report on Form 20-F for the year ended December 31, 2014 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

Press Contact:

Stephanie Myara, PR Manager

Magic Software Enterprises

Tel: +972 (0)3 538 9352

smyara@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended
	March, 31
	2015	2014
	Unaudited
Revenues	40,336	40,949
Cost of Revenues	24,917	24,307
Gross profit	15,419	16,642
Research and development, net	1,204	1,180
Selling, marketing and general and
administrative expenses	8,411	9,509
Total operating costs and expenses	9,615	10,689
Operating income	5,804	5,953
Financial expenses, net	(909)	(139)
Income before taxes on income	4,895	5,814
Taxes on income	455	966
Net income	4,440	4,848
Change in redeemable non-controlling interests	(208)	-
Net income attributable to non-controlling interests	39	(353)
Net income attributable to Magic's shareholders	4,271	4,495

Net earnings per share
Basic	0.10	0.11
Diluted	0.10	0.11

Weighted average number of shares used in
computing net earnings per share

Basic	44,199	39,505
		.
Diluted	44,217	39,858

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
RECONCILIATION OF GAAP AND NON-GAAP RESULTS
U.S. dollars in thousands (except per share data)

	Three months ended
	March, 31
	2015	2014
	Unaudited

GAAP gross profit	$15,419	$16,642
Amortization of capitalized software	1,025	954
Amortization of other intangible assets	75	46
Stock-based compensation	12	1
Non-GAAP gross profit	$16,531	$17,643

GAAP operating income	$5,804	$5,953
Gross profit adjustments	1,112	1,001
Amortization of other intangible assets	862	910
Capitalization of software development	(1,005)	(1,099)
Change in valuation of contingent consideration	-	(400)
Stock-based compensation	(69)	43
Total adjustments to GAAP	900	455
Non-GAAP operating income	$6,704	$6,408

GAAP net income attributable to Magic's shareholders	$4,271	$4,495
Operating income adjustments	900	455
Amortization expenses attributed to redeemable non-controlling interests	(30)	(37)
Deferred taxes on the above items	59	49
Total adjustments to GAAP	929	467
Non-GAAP net income attributable to Magic's shareholders	$5,200	$4,962

Non-GAAP basic net earnings per share	0.12	0.13
Weighted average number of shares used in
computing basic net earnings per share	44,172	39,505

Non-GAAP diluted net earnings per share	0.12	0.12
Weighted average number of shares used in
computing diluted net earnings per share	44,461	39,897

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	March, 31	December 31,
	2015	2014
	Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	73,954	72,515
Short-term bank deposits	2,523	-
Available-for-sale marketable securities	12,001	11,915
Trade receivables, net	39,546	40,358
Other accounts receivable and prepaid expenses	6,833	3,973
Total current assets	134,857	128,761

LONG-TERM RECEIVABLES:
Severance pay fund	1,433	1,426
Deferred taxes and other long-term receivables	3,671	3,959
Total long-term receivables	5,104	5,385

PROPERTY AND EQUIPMENT, NET	1,965	2,005
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	87,034	88,033

TOTAL ASSETS	228,960	224,184

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	2,842	2,853
Trade payables	4,478	3,861
Accrued expenses and other accounts payable	16,457	15,013
Deferred tax liabilities	1,317	760
Deferred revenues	8,689	3,431
Total current liabilities	33,783	25,918

NON CURRENT LIABILITIES:
Long term debt	471	490
Deferred taxes and other long term liabilities	3,622	4,086
Liabilities due to acquisition activities	610	474
Accrued severance pay	2,575	2,562
Total non-current liabilities	7,278	7,612

REDEEMABLE NON-CONTROLLING INTEREST	3,015	2,930

EQUITY:
Magic Software Enterprises equity	183,316	185,065
Non-controlling interests	1,568	2,659
Total equity	184,884	187,724

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY	228,960	224,184